                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549



                                     SCHEDULE 13G


               INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES AND EXCHANGE ACT OF 1934
                                 (AMENDMENT NO. 3 )*



             Furniture Brands International, Inc. (Fka: Interco, Inc.)
          ------------------------------------------------------------------
                                   (Name of Issuer)


                       Right, Warrants Exp. 08/03/99 - Series I
          ------------------------------------------------------------------
                            (Title of Class of Securities)


                                      360921118
          ------------------------------------------------------------------
                                    (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

__________________________
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                           (Continued on following page(s))
                                  Page 1 of 8 Pages

CUSIP No. 360921118                        13G                 Page 2 of 8 Pages
- -------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                       The TCW Group, Inc.

- -------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                (a) [ ]

                                                                (b) [X]

- -------------------------------------------------------------------------------
3        SEC USE ONLY

- -------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Nevada corporation

- -------------------------------------------------------------------------------
    NUMBER OF      5         SOLE VOTING POWER                      -0-
     SHARES
  BENEFICIALLY     -----------------------------------------------------------
   OWNED BY        6         SHARED VOTING POWER                    -0-
     EACH
   REPORTING       -----------------------------------------------------------
    PERSON         7         SOLE DISPOSITIVE POWER                 -0-
     WITH
                   -----------------------------------------------------------
                   8         SHARED DISPOSITIVE POWER               -0-

- -------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON                                                     -0-

- -------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*
                                                                    [ ]

- -------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.0% (see response to Item 4)

- -------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
                                       HC/CO

- -------------------------------------------------------------------------------



                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 360921118                    13G                    Page 3 of 8 Pages

- -------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             Robert Day

- -------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                (a)  [ ]

                                                                (b)  [X]

- -------------------------------------------------------------------------------
3        SEC USE ONLY

- -------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                   United States Citizen

- -------------------------------------------------------------------------------
     NUMBER OF     5         SOLE VOTING POWER                       -0-
      SHARES
   BENEFICIALLY    -----------------------------------------------------------
     OWNED BY      6         SHARED VOTING POWER                     -0-
       EACH
    REPORTING      -----------------------------------------------------------
     PERSON        7         SOLE DISPOSITIVE POWER                  -0-
      WITH
                   -----------------------------------------------------------
                   8         SHARED DISPOSITIVE POWER                -0-

- -------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON                                                      -0-

- -------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*

                                                                     [ ]
- -------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            0.0% (see response to Item 4)
- -------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON* 7
                                       HC/IN
- -------------------------------------------------------------------------------

                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               Page 4 of 8 Pages
Item 1(a).    Name of Issuer:

              Furniture Brands International, Inc.
              (FKA: Interco, Inc.)

Item 1(b).    Address of Issuer's Principal Executive Offices:

              101 S. Hanley Rd.
              St. Louis, MO 63105

Item 2(a).    Name of Persons Filing:
Item 2(b).    Address of Principal Business Office:
Item 2(c).    Citizenship:

              The TCW Group, Inc.
              865 South Figueroa Street
              Los Angeles, CA 90017
              (Nevada Corporation)

              Robert Day
              200 Park Avenue, Suite 2200
              New York, New York 10166
              (United States Citizen)

Item 2(d).    Title of Class of Securities:

              Right, Warrants Exp 08/03/99 - Series I


Item 2(e).    CUSIP Number:

              360921118

                                                               Page 5 of 8 Pages

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)  [ ]     Broker or Dealer registered under Section 15 of the Act:

                           Not applicable

         (b)  [ ]     Bank as defined in Section 3(a)(6) of the Act:

                           Not applicable

         (c)  [ ]     Insurance Company as defined in Section 3(a)(19) of the
                      Act:

                           Not applicable

         (d)  [ ]     Investment Company registered under Section 8 of the
                      Investment Company Act:

                           Not applicable

         (e)  [ ]     Investment Adviser registered under Section 203 of the
                      Investment Advisers Act of 1940:

                           Not applicable

         (f)  [ ]     Employee Benefit Plan, Pension Fund which is subject to
                      the provisions of the Employee Retirement Income Security
                      Act of 1974 or Endowment Fund (SEE 13d-1(b)(1)(ii)(F)):

                           Not applicable

         (g)  [X]     Parent Holding Company, in accordance with Rule
                      13d-1(b)(ii)(G) (SEE Item 7):

                           The TCW Group, Inc.
                           Robert Day (individual who may be deemed to control
                             The TCW Group, Inc. and other holders of the Right, Warrants Exp 08/03/99 - Series I of Furniture Brands International, Inc.
                             (FKA: Interco, Inc.) of the issuer)

         (h)  [ ]     Group, in accordance with Rule 13d-1(b)(1)(ii)(H):

                           Not applicable.

                                                               Page 6 of 8 Pages

Item 4.       Ownership **

         THE TCW GROUP, INC.

              (a)     Amount beneficially owned: -0-

              (b)     Percent of class: 0.0%

              (c)     Number of shares as to which such person has:

                      (i)   Sole power to vote or to direct the vote:      -0-

                      (ii)  Shared power to vote or to direct the vote:   none.

                      (iii) Sole power to dispose or direct the disposition of:
                               -0-

                      (iv) Shared power to dispose or to direct the disposition of: none.

         ROBERT DAY

              (a)     Amount beneficially owned: -0-

              (b)     Percent of class: 0.0%

              (c)     Number of shares as to which such person has:

                      (i)   Sole power to vote or to direct the vote:
                               -0-

                      (ii)  Shared power to vote or to direct the vote: none.

                      (iii) Sole power to dispose or direct the disposition of:
                               -0-

                      (iv) Shared power to dispose or to direct the disposition of: none.


_______________________

** The filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G. In addition, the filing of this
Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by this
Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.

                                                               Page 7 of 8 Pages

Item 5.       Ownership of Five Percent or Less of a Class.

              Applicable.

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

              Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

              SEE Exhibit A.

Item 8.       Identification and Classification of Members of the Group.

              Not applicable. SEE Exhibits A and B.

Item 9.       Notice of Dissolution of Group.

              Not applicable.

Item 10.      Certification.

         Because this statement is filed pursuant to Rule 13d-1(b), the following certification is included:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                                               Page 8 of 8 Pages

                                      SIGNATURE


              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 17th day of September, 1996.


                                       The TCW Group, Inc.



                                       By: /s/ MOHAN V. PHANSALKAR
                                           ---------------------------------
                                           Mohan V. Phansalkar
                                           Authorized Signatory


                                       Robert Day



                                       By: /s/ MOHAN V. PHANSALKAR
                                           ---------------------------------
                                           Mohan V. Phansalkar
                                           Under Power of Attorney
                                           dated January 30, 1996, on
                                           File with Schedule 13G Amendment
                                           Number 1 for Matrix Service Co.
                                           dated January 30, 1996.